Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 2, 2020

LEGGETT & PLATT PROVIDES UPDATE IN RESPONSE TO COVID-19 IMPACT

Carthage, MO, April 2, 2020 —

•	Withdraws 2020 Guidance

•	Solid Balance Sheet and Liquidity Profile

•	Limits format of Annual Shareholders Meeting

Diversified manufacturer Leggett & Platt provided an update on actions it is taking in response to the impact of the COVID-19 pandemic on its business.

Chairman and CEO Karl Glassman commented, “Our first priority is the health and safety of our employees and their families, along with our customers and suppliers, and the communities we serve around the world. We have instituted social distancing and robust health and hygiene practices in our facilities, and our employees are working remotely where possible. We are also continuing to restrict travel for all employees. We are monitoring the situation closely on an ongoing basis and will take further action as appropriate.”

Given the rapidly changing environment, the Company is withdrawing its 2020 guidance issued February 3, which did not include possible impacts from COVID-19. The Company will provide more detail on the impact from COVID-19 across its operations when it reports first quarter 2020 earnings on May 4.

To date, Leggett has experienced significant reductions in demand in many of its markets. The Company has temporarily closed some facilities due to declining demand, government orders and/or concerns over employee safety.

Leggett remains intently focused on and committed to balance sheet strength. The Company expects to meet its current liquidity needs from operating cash flow and its access to the commercial paper market. The Company has no significant debt maturities until August 2022. Additionally, Leggett is taking the necessary steps to reduce expenses, manage costs, and reduce or defer capital spending. The Company continues to closely manage its working capital.

The Company also announced that due to health concerns associated with the COVID-19 outbreak, it will limit the Annual Shareholders Meeting to only the formal business meeting as described in the agenda in the Company’s Proxy Statement dated March 31, 2020. The Company does not plan to make traditional product or any other presentations.

Leggett has successfully navigated several challenging business and economic conditions in its 137-year history. With its diversified businesses, solid balance sheet, and access to capital the Company continues to believe it is well-positioned for long-term success as it manages through this latest challenge.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 137-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 15 business units, 22,000 employee-partners, and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements,” including our ability to meet current liquidity needs from operating cash flow and access to the commercial paper market, our ability to reduce expenses, manage costs, and reduce or defer capital spending, as well as manage working capital, our ability to maintain the strength of our portfolio of businesses, balance sheet and access to capital, and our ability to achieve long-term success. These statements are identified either by the context in which they appear or by use of words such as “expect,” “believe,” “plan” or the like. Such forward-looking statements are expressly qualified by the cautionary statements described in this provision and reflect only the beliefs of Leggett or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Some of these risks and uncertainties include: (i) the impact on the Company’s business resulting from the respiratory illness known as COVID-19 including a negative impact on our earnings, cash flow, financial condition and reduced demand for our products, shutdowns of our manufacturing facilities due to declining demand, governmental orders and/or concerns over employee safety, our manufacturing facilities’ ability to remain open, obtain necessary raw materials and parts, maintain appropriate labor levels and ship finished products to customers, increased operating costs related to pay and benefits for our employees, the collection of trade and other notes receivables in accordance with their terms and our ability to access the commercial paper market; (ii) the Company’s ability to achieve its operating targets; (iii) inability to comply with the restrictive covenants in the Company’s credit agreement and the impact on our liquidity; (iv) increases or decreases in our capital needs, which may vary depending on acquisition or divestiture activity, our working capital needs and capital expenditures; (v) market conditions; (vi) price and product competition from foreign and domestic competitors, changes in cost and availability of raw materials and labor, fuel and energy costs, our ability to increase the dividend, our ability to repatriate cash from offshore accounts, net interest expense, tax rates, increased trade costs, cybersecurity breaches, customer losses and insolvencies, disruption to our steel rod mill, climate change regulations, environmental, social and governance risks, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, the amount of fully diluted shares, depreciation and amortization, and litigation risks; and (vii) other risk factors in the “Forward-Looking Statements” and “Risk Factors” sections in Leggett’s most recent Form 10-K and subsequent Form 10-Q and Form 8-K reports filed with the SEC.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President, Investor Relations

Wendy M. Watson, Vice President, Investor Relations

Cassie J. Branscum, Manager, Investor Relations

P. O. BOX 757   •   NO. 1 LEGGETT ROAD  •   CARTHAGE, MISSOURI 64836-0757  •  417/358-8131

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